Exhibit 1(ii) under Form N-1A
                                           Exhibit 3 (a) under Item 601/Reg. S-K


                               COURT STREET FUNDS

                                Amendment No. 2
                              DECLARATION OF TRUST
                            dated September 1, 1995


     THIS Declaration of Trust is amended as follows:

   Delete the first paragraph of Section 1 in Article I and substitute in its place the following:

          Section 1. Name. This Trust shall be known as the Marketvest Funds, and the Trustees may conduct the business of the Trust under that name or any other name as they may determine from time to time.

   Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

        Section 5.  Establishment and Designation of Series or Class.

        Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series of the Trust shall be and is established and designated as Marketvest Pennsylvania Intermediate Municipal Bond Fund.


   Delete the first paragraph of Section 9 in Article XII and substitute in its place the following:

        Section 9. Use of Name. The Trust acknowledges that Dauphin Deposit Bank and Trust Company has reserved the right to grant the non-exclusive use of the name "Marketvest" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust or one or more Series or Classes any right to the use of the name "Marketvest."

     The undersigned Secretary of Court Street Funds hereby certifies that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees of the Trust as of the 4th day of December, 1995.

     WITNESS the due execution hereof this 4th day of December, 1995.


                                     /s/ Victor R. Siclari
                                     Victor R. Siclari